UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2011

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3980
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer.

On October 5, 2011, Michael O. Sanderson resigned from his position as Bonds.com Group, Inc.’s (“we,” “our” or the “Company”) Chief Executive Officer.  Mr. Sanderson will continue as our Co-Chairman (an officer of the Company) and a member of our Board of Directors.  As Co-Chairman, we anticipate Mr. Sanderson will continue to have an important role in the Company’s operations and financing efforts.  In connection with Mr. Sanderson’s resignation as Chief Executive Officer, the Company and Mr. Sanderson agreed that:

(1)	Mr. Sanderson’s base salary has been reduced from $300,000 to $200,000;

(2)
Mr. Sanderson’s resignation and reduction in base salary will not result in his right to receive any severance payments or other severance or termination benefits under his existing Employment Agreement; and

(3)
Mr. Sanderson will have the right to receive the severance benefits payable under his existing Employment Agreement if the Company’s Board of Directors removes him or does not re-elect him as Co-Chairman , in each case, without cause (as such term is defined in his existing Employment Agreement).

The Company has not appointed a new Chief Executive Officer.  As a result of Mr. Sanderson’s resignation as Chief Executive Officer, George O’Krepkie, the Company’s President, will report directly to the Company’s Board of Directors.

Election of Director.

Additionally, on October 5, 2011, George O’Krepkie, the Company’s President, was elected to the Company’s Board of Directors to fill the vacancy created by Jeffrey M. Chertoff’s resignation.

The Company and Mr. O’Krepkie are parties to an Employment Agreement, dated February 2, 2011, which was disclosed by the Company pursuant to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 8, 2011, and stock option awards disclosed by the Company pursuant to Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on February 8, 2011 and July 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2011	BONDS.COM GROUP, INC.

	By:	/s/ John Ryan
	Name:	John Ryan
	Title:	Chief Financial Officer